Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On March 17, 2021, Bohemia Merger Sub, Inc. (“Merger Sub”), which is a direct, wholly owned subsidiary of Diamondback Energy, Inc. (“Diamondback”), completed its previously announced merger with QEP Resources, Inc. (“QEP”), pursuant to the Agreement and Plan of Merger, dated as of December 20, 2020 (the “merger agreement”), by and among Diamondback, Merger Sub and QEP. Pursuant to the merger agreement, Merger Sub merged with and into QEP (the “merger”), with QEP continuing as the surviving corporation and as a direct, wholly owned subsidiary of Diamondback. At the effective time of the merger (the “effective time”), each eligible share of QEP common stock (other than (i) shares held in treasury by QEP, (ii) shares owned by Diamondback or Merger Sub and, in each case, not held on behalf of third parties and (iii) certain shares of QEP common stock subject to the applicable QEP stock-based award agreements) issued and outstanding immediately prior to the effective time converted into the right to receive 0.050 of a share of Diamondback common stock (the “exchange ratio”), with cash being paid in lieu of any fractional shares (the “merger consideration”).

The following unaudited pro forma condensed combined financial information (the “pro forma financial statements”) gives effect to the merger, which will be accounted for using the acquisition method of accounting, with Diamondback identified as the acquirer. Under the acquisition method of accounting, Diamondback will record assets acquired and liabilities assumed from QEP at their respective acquisition date fair values at the effective time.

The pro forma financial statements have been prepared from the respective historical consolidated financial statements of Diamondback and QEP, adjusted to give effect to the merger. The unaudited pro forma condensed combined balance sheet (the “pro forma balance sheet”) combines the historical condensed consolidated balance sheets of Diamondback and QEP as of December 31, 2020, giving effect to the merger as if it had been consummated on December 31, 2020. The unaudited pro forma condensed combined statement of operations (the “pro forma statement of operations”) combines the historical consolidated statements of operations of Diamondback and QEP for the year ended December 31, 2020, giving effect to the merger as if it had been consummated on January 1, 2020. The pro forma financial statements contain certain reclassification adjustments to conform the historical QEP financial statement presentation to Diamondback’s financial statement presentation.

The pro forma financial statements are presented to reflect the merger and do not represent what the combined company’s financial position or results of operations would have been had the merger occurred on the dates noted above, nor do they project the financial position or results of operations of Diamondback following the merger. The pro forma financial statements are intended to provide information about the continuing impact of the merger as if it had been consummated earlier. The pro forma adjustments are based on available information and certain assumptions that management believes are factually supportable and are expected to have a continuing impact on Diamondback’s results of operations, with the exception of certain non-recurring charges to be incurred in connection with the merger, as further described below. In the opinion of management, all adjustments necessary to present fairly the pro forma financial statements have been made.

Diamondback and QEP have incurred, or will incur, certain non-recurring charges in connection with the merger, the substantial majority of which consist of employee retention costs, fees paid to financial, legal and accounting advisors, severance and benefit costs, and filing fees. Any such charge could affect the future results of the combined company in the period in which such charges are incurred; however, these costs are not expected to be incurred in any period beyond 12 months from the closing date of the merger. Accordingly, the pro forma statement of operations for the year ended December 31, 2020 reflects the effects of these non-recurring charges, to the extent such costs are not included in the historical balance sheets of Diamondback or QEP as of December 31, 2020.

While the pro forma financial statements do not include the realization of any cost savings from operating efficiencies, synergies or other restructuring activities which might result from the merger, management’s estimates of certain cost savings to be realized following closing of the merger are illustrated in Note 4 to the pro forma financial statements. Further, there may be additional charges related to the restructuring or other integration activities resulting from the merger, the timing, nature and amount of which management cannot identify as of this date. Thus, such charges are not reflected in the pro forma financial statements.

The pro forma purchase price allocation is preliminary and was based on estimates of the fair market values of the assets and liabilities of QEP as of March 9, 2021. The assumptions and estimates used to determine the preliminary purchase price allocation and fair value adjustments are described in the notes accompanying the pro forma financial statements. The preliminary pro forma adjustments have been made solely for the purpose of providing the pro forma financial statements presented below.

The value of the consideration paid by Diamondback at the closing of the merger has been determined based on the closing price of Diamondback’s common stock on the closing date of the merger. The final determination of fair market value will be based on the identifiable assets acquired and liabilities assumed of QEP that existed as of the closing date of the merger. The final purchase price allocation for the business combination will be performed subsequent to closing and adjustments to estimated amounts or recognition of additional assets acquired or liabilities assumed may occur as more detailed analyses are completed and additional information is obtained about the facts and circumstances that existed as of the closing date of the merger. Any increases or decreases in the fair value of assets acquired and liabilities assumed upon completion of the final valuation will result in adjustments to the pro forma balance sheet and, if applicable, the pro forma statement of operations. Diamondback expects to finalize the purchase price allocation as soon as practicable after completing the merger.

The final purchase price allocation may be significantly different than that reflected in the preliminary purchase price allocation presented herein. As a result of the foregoing, the pro forma adjustments are preliminary and subject to change as additional information becomes available and additional analysis is performed.

The pro forma financial statements have been developed from and should be read in conjunction with the accompanying notes to the pro forma financial statements, as well as the separate historical consolidated financial statements and related notes thereto in each of Diamondback’s and QEP’s filings with the Securities and Exchange Commission (“SEC”).

DIAMONDBACK ENERGY, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of December 31, 2020

	Historical		Transaction Accounting Adjustments			Diamondback
	Diamondback	QEP	Reclass Adjustments (a)	Pro Forma Adjustments		Pro Forma Combined
	(In millions)
Assets
Current assets:
Cash and cash equivalents	$104	$60	$—	$(7	) (b)(c)	$157
Restricted cash	4	—	—	—		4
Accounts receivable:
Joint interest and other, net	56	—	21	—		77
Oil and natural gas sales, net	281	—	69	—		350
Accounts receivable, net	—	90	(90)	—		—
Inventories	33	—	19	—		52
Derivative instruments	1	—	—	—		1
Income tax receivable	100	33	—	—		133
Prepaid expenses and other current assets	23	14	—	—		37
Other current assets	—	—	—	—		—

Total current assets	602	197	19	(7)		811

Property and equipment:
Oil and natural gas properties, full cost method of accounting	27,377	—	10,491	(7,565	) (d)	30,303
Midstream assets	1,013	—	—	—		1,013
Other property, equipment and land	138	—	72	(61	) (d)	149
Proved properties, successful efforts method of accounting	—	9,942	(9,942)	—		—
Unproved properties, successful efforts method of accounting	—	454	(454)	—		—
Gathering and other	—	167	(167)	—		—
Materials and supplies	—	19	(19)	—		—
Accumulated depletion, depreciation, amortization and impairment	(12,314)	(5,799)	—	5,799	(d)	(12,314)

Property and equipment, net	16,214	4,783	(19)	(1,827)		19,151
Funds held in escrow	51	—	—	—		51
Equity method investments	533	—	—	—		533
Derivative instruments	—	—	—	—		—
Deferred tax assets, net	73	—	—	—		73
Investment in real estate, net	101	—	—	—		101
Operating lease right-of-use assets, net	—	48	(48)	—		—
Other assets	45	—	134	2	(c)	181
Other noncurrent assets	—	86	(86)	—		—

Total assets	$17,619	$5,114	$—	$(1,832)		$20,901

Liabilities and Stockholders’ Equity
Current liabilities:
Checks outstanding in excess of cash balances	$—	$2	$(2)	$—		$—
Accounts payable - trade	71	—	11	—		82
Accounts payable and accrued expenses	—	159	(159)	—		—
Accrued capital expenditures	186	—	38	—		224
Current maturities of long-term debt	191	—	—	—		191
Other accrued liabilities	302	—	106	103	(e)(f)	511
Revenues and royalties payable	237	—	68	—		305
Production and property taxes	—	12	(12)	—		—
Interest payable	—	22	(22)	—		—
Derivative instruments	249	77	—	—		326
Current operating lease liabilities	—	22	(22)	—		—
Asset retirement obligations	—	6	(6)	—		—

Total current liabilities	1,236	300	—	103		1,639

Long-term debt	5,624	1,591	—	156	(d)	7,371
Derivative instruments	57	—	—	—		57
Asset retirement obligations	108	96	—	—		204
Deferred income taxes	783	385	—	(289	) (g)	879
Other long-term liabilities	7	41	31	—		79
Operating lease liabilities	—	31	(31)	—		—

Total liabilities	7,815	2,444	—	(30)		10,229

Stockholders’ equity:
Common stock	2	3	—	(3	) (h)(i)	2
Treasury stock	—	(58)	—	58	(i)	—
Additional paid-in capital	12,656	1,470	—	(494	) (h)(i)	13,632
Retained earnings (accumulated deficit)	(3,864)	1,268	—	(1,376	) (b)(c)(e)(f)(i)	(3,972)
Accumulated other comprehensive income (loss)	—	(13)	—	13	(i)	—

Total stockholders’ equity	8,794	2,670	—	(1,802)		9,662
Non-controlling interest	1,010	—	—	—		1,010
Total equity	9,804	2,670	—	(1,802)		10,672

Total liabilities and equity	$17,619	$5,114	$—	$(1,832)		$20,901

See accompanying “Notes to the Unaudited Pro Forma Condensed Combined Financial Statements”

DIAMONDBACK ENERGY, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2020

	Historical		Transaction Accounting Adjustments
	Diamondback	QEP	Reclass Adjustments (a)	Pro Forma Adjustments		Diamondback Pro Forma Combined
	(In millions, except per share amounts, shares in thousands)
Revenues:
Oil sales	$2,410	$—	$691	$—		$3,101
Natural gas sales	107	—	(7)	—		100
Natural gas liquid sales	239	—	31	—		270
Oil and condensate, gas and NGL sales	—	715	(715)	—		—
Midstream services	50	—	—	—		50
Other operating income	7	2	—	—		9
Purchased oil and gas sales	—	7	—	—		7

Total revenues	2,813	724	—	—		3,537

Costs and expenses:
Lease operating expenses	425	142	—	—		567
Production and ad valorem taxes	195	58	—	—		253
Gathering and transportation	140	—	54	—		194
Gathering and other expense	—	10	(10)	—		—
Midstream services	105	—	—	—		105
Transportation and processing costs	—	54	(54)	—		—
Purchased oil and gas expense	—	9	—	—		9
Depreciation, depletion and amortization	1,304	574	(4)	(177	) (j)	1,697
Impairment of oil and natural gas properties	6,021	9	—	—		6,030
General and administrative expenses	88	93	—	113	(b)(c)(e)(f)	294
Asset retirement obligation accretion	7	—	4	—		11
Other operating expense	4	—	10	—		14

Total costs and expenses	8,289	949	—	(64)		9,174
Net gain from asset sales, inclusive of restructuring costs	—	1	—	(1	) (k)	—

Income (loss) from operations	(5,476)	(224)	—	63		(5,637)
Other income (expense)
Interest expense, net	(197)	(114)	—	40	(d)	(271)
Other income, net	2	10	—	—		12
Gain (loss) on derivative instruments, net	(81)	233	—	—		152
Gain (loss) on revaluation of investment	(9)	—	—	—		(9)
Gain (loss) on extinguishment of debt	(5)	18	—	—		13
Loss from equity investments	(10)	—	—	—		(10)

Total other income (expense), net	(300)	147	—	40		(113)

Income (loss) before income taxes	(5,776)	(77)	—	103		(5,750)
Provision for (benefit from) income taxes	(1,104)	(80)	—	38	(l)	(1,146)

Net income (loss)	(4,672)	3	—	65		(4,604)
Net income (loss) attributable to non-controlling interest	(155)	—	—	—		(155)

Net income (loss) attributable to Diamondback Energy, Inc.	$(4,517)	$3	$—	$65		$(4,449)

Earnings (loss) per common share:
Basic	$(28.59)					$(26.17)
Diluted	$(28.59)					$(26.17)
Weighted-average common shares outstanding:
Basic	157,976			12,051	(h)	170,027
Diluted	157,976			12,051	(h)	170,027

See accompanying “Notes to the Unaudited Pro Forma Condensed Combined Financial Statements”

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1 – BASIS OF PRESENTATION

The Diamondback and QEP historical financial information has been derived from each respective company’s Annual Report on Form 10-K for the year ended December 31, 2020. Certain of QEP’s historical amounts have been reclassified to conform to Diamondback’s financial statement presentation, as discussed further in Note 3. The pro forma financial statements should be read in conjunction with Diamondback’s and QEP’s historical audited consolidated financial statements and the notes thereto included in their respective Annual Reports on Form 10-K for the year ended December 31, 2020. The pro forma balance sheet gives effect to the merger as if it had been completed on December 31, 2020. The pro forma statement of operations gives effect to the merger as if it had been completed on January 1, 2020.

The merger and the related adjustments are described in the accompanying notes to the pro forma financial statements. In the opinion of Diamondback’s management, all material adjustments have been made that are necessary to present fairly, in accordance with Article 11 of Regulation S-X, the pro forma financial statements. The pro forma financial statements do not purport to be indicative of what the combined company’s financial position or results of operations would have been if the merger had occurred on the dates indicated, nor are they indicative of Diamondback’s future financial position or results of operations.

NOTE 2 – PRELIMINARY ACQUISITION ACCOUNTING

Diamondback has determined it is the accounting acquirer in the merger, which will be accounted for under the acquisition method of accounting for business combinations in accordance with Accounting Standards Codification 805, Business Combinations (“ASC 805”). The allocation of the preliminary estimated purchase price with respect to the merger of approximately $976 million is based upon management’s estimates of, and assumptions related to, the fair values of assets to be acquired and liabilities to be assumed as of December 31, 2020, using information available as of March 9, 2021. Due to the fact that the pro forma financial statements have been prepared based on these preliminary estimates, the final purchase price allocation and the resulting effect on Diamondback’s financial position and results of operations may differ significantly from the pro forma amounts included herein.

The final purchase price allocation for the business combination will be performed subsequent to closing and adjustments to estimated amounts or recognition of additional assets acquired or liabilities assumed may occur as more detailed analyses are completed and additional information is obtained about the facts and circumstances that existed as of the closing date of the merger. Diamondback expects to finalize the purchase price allocation as soon as practicable after completing the merger.

The preliminary purchase price allocation is subject to change due to several factors, including, but not limited to:

•

Changes in the estimated fair value of Diamondback’s common stock transferred as merger consideration to QEP’s stockholders, based on Diamondback’s closing share price at the closing date of the merger, and the QEP common stock outstanding at the closing date of the merger; and

•

Changes in the estimated fair value of QEP’s assets acquired and liabilities assumed as of the closing date of the merger, which could result from Diamondback’s additional valuation analysis and changes in future oil and natural gas commodity prices, reserves estimates, discount rates and other factors.

The following table presents the preliminary merger consideration and preliminary purchase price allocation of the assets acquired and the liabilities assumed in the merger:

Preliminary Merger Consideration
(In millions, except per share amount and exchange ratio, shares in thousands)
Eligible shares of QEP common stock to be converted into shares of Diamondback common stock(1)	238,214
Shares of QEP equity awards included in precombination consideration(2)	2,797

Total shares of QEP common stock eligible for merger consideration	241,011
Exchange ratio	0.050
Shares of Diamondback common stock to be issued as merger consideration	12,051
Closing price per common share of Diamondback(3)	$81.03

Merger consideration	$976

(1)	Outstanding as of March 9, 2021
(2)	The shares of QEP equity awards eligible for merger consideration include those attributable to pre-merger services provided
(3)	Based on the Diamondback closing stock price as of March 9, 2021

Preliminary Purchase Price Allocation
(In millions)
Assets Acquired
Cash and cash equivalents	$60
Accounts receivable - joint interest and other, net	21
Accounts receivable - oil and natural gas sales, net	69
Inventories	19
Income tax receivable	33
Prepaid expenses and other current assets	14
Oil and natural gas properties	2,926
Other property, equipment and land	11
Other assets	134

Total assets to be acquired	3,287

Liabilities Assumed
Accounts payable - trade	$11
Accrued capital expenditures	38
Other accrued liabilities	106
Revenues and royalties payable	68
Derivative instruments	77
Long-term debt	1,747
Asset retirement obligations	96
Deferred income taxes	96
Other long-term liabilities	72

Total liabilities to be assumed	2,311

Net assets to be acquired	$976

The final value of the merger consideration to be paid by Diamondback will be determined based on the actual number of shares of Diamondback common stock issued and the market price of Diamondback’s common stock at the closing date of the merger. A 15% increase or decrease in the closing price of Diamondback’s common stock, as compared to the March 9, 2021 closing price of $81.03, would have increased or decreased the merger consideration by approximately $147 million, assuming all other factors are held constant.

NOTE 3 – PRO FORMA ADJUSTMENTS

The pro forma financial statements reflect reclassifications of QEP’s financial statements to conform to Diamondback’s financial statement presentation and adjustments to QEP historical book values to reflect their preliminary estimated fair values in accordance with the acquisition method of accounting, the estimated closing price to be paid by Diamondback for the common stock of QEP, estimated direct transaction costs, and the estimated tax impacts of pro forma adjustments. These adjustments:

(a)	Include the following reclassifications made as a result of the transaction to conform to Diamondback’s presentation:

Pro Forma Balance Sheet as of December 31, 2020:

•	Reclassification of $21 million from Accounts receivable, net to Joint interest and other, net;

•	Reclassification of $69 million from Accounts receivable, net to Oil and natural gas sales, net;

•	Reclassification of $19 million from Materials and supplies to Inventories;

•

Reclassification of $9.9 billion from Proved properties, successful efforts method of accounting, $454 million from Unproved properties, successful efforts method of accounting, and $95 million from Gathering and other to Oil and natural gas properties, full cost method of accounting;

•	Reclassification of $72 million from Gathering and other to Other property, equipment and land;

•	Reclassification of $48 million from Operating lease right-of-use assets, net and $86 million from Other noncurrent assets to Other assets;

•	Reclassification of $11 million from Accounts payable and accrued expenses to Accounts payable – trade;

•	Reclassification of $38 million from Accounts payable and accrued expenses to Accrued capital expenditures;

•	Reclassification of $68 million from Accounts payable and accrued expenses to Revenues and royalties payable;

•

Reclassification of $2 million from Checks outstanding in excess of cash balances, $42 million from Accounts payable and accrued expenses, $12 million from Production and property taxes, $22 million from Interest payable, $22 million from Current operating lease liabilities and $6 million from Asset retirement obligations (current) to Other accrued liabilities; and

•	Reclassification of $31 million from Operating lease liabilities to Other long-term liabilities.

Pro Forma Statement of Operations for the year ended December 31, 2020:

•	Reclassification of $691 million from Oil and condensate, gas and NGL sales to Oil sales;

•	Reclassification of $(7) million from Oil and condensate, gas and NGL sales to Natural gas sales;

•	Reclassification of $31 million from Oil and condensate, gas and NGL sales to Natural gas liquid sales;

•	Reclassification of $54 million from Transportation and processing costs to Gathering and transportation;

•	Reclassification of $10 million from Gathering and other expense to Other operating expense; and

•	Reclassification of $4 million from Depreciation, depletion and amortization to Asset retirement obligation accretion.

(b)	Reflect the use of cash and cash equivalents of $4 million related to the QEP notional stock awards that will vest and be paid in cash following the effective time.

(c)

Reflect the use of cash and cash equivalents of $3 million related to the prepayment by Diamondback prior to the effective time for customary “tail” insurance policies per the terms of the merger agreement, which is reflected in the pro forma balance sheet as of December 31, 2020, with an immaterial amount included in Prepaid expenses and other current assets and approximately $2 million included in Other assets. A corresponding immaterial amount related to one year of amortization expense, based on the six-year claims period per the terms of the policies entered into by Diamondback, is reflected within General and administrative expenses in the pro forma statement of operations for the year ended December 31, 2020.

(d)

Reflect the adjustments to the preliminary estimated fair value of Diamondback common stock issued to QEP stockholders for total merger consideration of $976 million, allocated to the estimated fair values of the assets acquired and liabilities assumed as follows:

•	$1.8 billion decrease to Property and equipment, net, the substantial majority of which was related to oil and natural gas properties.

•

$156 million increase to Long-term debt, including a $145 million adjustment related to the fair value premium of the QEP senior notes, as well as an $11 million adjustment to write-off the corresponding historical deferred issuance costs. Accordingly, the pro forma statement of operations reflects a reduction to Interest expense, net of $40 million related to the amortization of the premium and the elimination of the historical amortization of the deferred issuance costs for the year ended December 31, 2020.

(e)

Reflect the accrual of non-recurring costs of $89 million related to the merger including, among other costs, employee retention costs, fees paid to financial, legal and accounting advisors, severance and benefit costs, and filing fees. As of December 31, 2020, approximately $1 million and $9 million was reflected in the historical balance sheets of Diamondback and QEP, respectively, such that $89 million is reflected in the pro forma balance sheet as of December 31, 2020, as an increase to Other accrued liabilities and a decrease to Retained earnings (accumulated deficit), with a corresponding adjustment of $94 million reflected within General and administrative expenses of the pro forma statement of operations for the year ended December 31, 2020, as these costs will be expensed by Diamondback and QEP as incurred. These amounts and the corresponding tax effect have been reflected in the pro forma statement of operations for the year ended December 31, 2020 due to their non-recurring nature. These costs are not expected to be incurred in any period beyond 12 months from the closing date of the merger.

(f)

Reflect the estimated expense of $14 million to be recognized by Diamondback related to the QEP equity awards that are eligible to receive replacement awards of Diamondback based on the exchange ratio as of the closing date of the merger. Such amount has been reflected as a non-recurring adjustment within General and administrative expenses of the pro forma statement of operations for the year ended December 31, 2020, as it is assumed that all awards will vest or will be subject to accelerated vesting within 12 months of the closing date of the merger.

(g)

Reflect a $289 million decrease to net deferred tax liabilities reflected within Deferred income taxes related to adjustments to the GAAP basis of the assets acquired and liabilities assumed, which affect the excess of the GAAP basis over the tax basis in the applicable assets and liabilities, based on the blended federal and state statutory tax rate of 21.6%, the tax rate at which the basis differences are anticipated to reverse. The $289 million decrease is comprised of a $122 million decrease to QEP’s historical deferred tax assets, net of a valuation allowance to the extent estimated as not more likely than not to be realized, and a $411 million decrease to QEP’s historical deferred tax liabilities.

(h)

Reflect the estimated increase in shares of Diamondback common stock (the amount of which is immaterial) and additional paid-in capital of $976 million resulting from the issuance of shares of Diamondback to QEP stockholders to effect the merger, including those shares related to QEP equity awards for pre-merger services included as merger consideration.

(i)	Reflect the elimination of QEP’s historical stockholders’ equity balances in accordance with the acquisition method of accounting.

(j)

Reflect the pro forma adjustment to depreciation, depletion and amortization expense calculated in accordance with the full cost method of accounting for oil and natural gas properties, which was based on the preliminary purchase price allocation of estimated fair value of the proved oil and natural gas properties acquired.

(k)

Reflect the elimination of QEP’s gain from asset sales, which was recorded under the successful efforts method of accounting, to conform with Diamondback’s presentation under the full cost method of accounting.

(l)

Reflect the tax effect of the adjustments above, to the extent the amounts are expected to be deductible or taxable as appropriate, at the blended federal and state statutory tax rate of 21.6% for the year ended December 31, 2020.

NOTE 4 – MANAGEMENT’S ADJUSTMENTS

Management expects that, following the closing of the merger, the post-acquisition company will realize certain cost savings as compared to the historical combined costs of Diamondback and QEP operating independently. Management’s adjustments, which are based on estimated cost savings as a result of the integration of personnel and the manner in which the post-acquisition company will be integrated and managed prospectively, are not reflected in the pro forma statement of operations. Management expects that the merger will result in approximately $60 million to $80 million in annual cost savings, primarily related to general and administrative synergies, as well as certain capital efficiencies that are not reflected in the table below. The cost savings from such synergies over the life of the properties are expected to be between approximately $500 million and $700 million in present value (at a 10% discount factor).

Limitations of these adjustments include not fully realizing the anticipated benefits, taking longer to realize the expected cost savings, or other adverse effects that Diamondback does not currently foresee. Further, Diamondback may incur additional charges in achieving these expected cost savings that are unknown in nature and amount as of the closing date. Thus, such charges are not reflected in the pro forma statement of operations. The pro forma financial information only includes adjustments that are, in the opinion of management, necessary to a fair presentation of such information. Future results may vary significantly from the pro forma financial information presented.

Had the merger been completed as of January 1, 2020, management estimates that general and administrative expenses of $70 million, on a pre-tax basis, would not have been incurred by the combined company for the year ended December 31, 2020.

The tax effect of the aforementioned adjustments has been calculated based on the blended federal and state statutory rates applicable to such adjustments of approximately 21.6%.

The following table presents the estimated effects on the pro forma statement of operations of the elimination of the identified expenses:

	Year Ended December 31, 2020
	Diamondback Pro Forma Combined	Management’s Adjustments	As Adjusted
	(In millions, except per share amounts)
General and administrative expenses	$294	$(70)	$224

Income (loss) before income taxes	(5,750)	70	(5,680)
Net income (loss)	(4,604)	55	(4,549)

Net income (loss) attributable to Diamondback Energy, Inc.	$(4,449)	$55	$(4,394)

Net income (loss) per common share:
Basic	$(26.17)	$0.32	$(25.85)
Diluted	$(26.17)	$0.32	$(25.85)

NOTE 5 – SUPPLEMENTAL PRO FORMA OIL AND NATURAL GAS RESERVES INFORMATION

The following tables present estimated pro forma combined oil and natural gas reserves information as of and for the year ended December 31, 2020. The amounts below were determined based on the amounts reported in Diamondback’s and QEP’s respective Annual Reports on Form 10-K for the year ended December 31, 2020. An explanation of the underlying methodology applied, as required by SEC regulations, can be found within the respective Annual Reports on Form 10-K. The following estimated pro forma combined oil and gas reserves information is not necessarily indicative of the results that might have occurred had the merger been completed on December 31, 2020 and is not intended to be a projection of future results. Future results may vary significantly from the results presented.

Oil and Natural Gas Reserves

The following tables present the estimated pro forma combined net proved developed and undeveloped oil and gas reserves information as of December 31, 2020, along with a summary of changes in quantities of net remaining proved reserves during the year ended December 31, 2020:

	Oil (MBbls)
	Diamondback Historical	QEP Historical	Diamondback Pro Forma Combined
Proved Developed and Undeveloped Reserves:
As of December 31, 2019	710,903	254,893	965,796
Extensions and discoveries	191,009	117	191,126
Revisions of previous estimates	(78,244)	2,742	(75,502)
Purchase of reserves in place	2,124	—	2,124
Divestitures	(209)	(138)	(347)
Production	(66,182)	(19,722)	(85,904)

As of December 31, 2020	759,401	237,892	997,293

Proved Developed Reserves:
December 31, 2019	457,083	117,536	574,619
December 31, 2020	443,464	101,181	544,645
Proved Undeveloped Reserves
December 31, 2019	253,820	137,357	391,177
December 31, 2020	315,937	136,711	452,648

	Natural Gas Liquids (MBbls)
	Diamondback Historical	QEP Historical	Diamondback Pro Forma Combined
Proved Developed and Undeveloped Reserves:
As of December 31, 2019	230,203	65,223	295,426
Extensions and discoveries	58,410	26	58,436
Revisions of previous estimates	21,927	4,050	25,977
Purchase of reserves in place	778	—	778
Divestitures	(141)	(28)	(169)
Production	(21,981)	(5,185)	(27,166)

As of December 31, 2020	289,196	64,086	353,282

Proved Developed Reserves:
December 31, 2019	165,173	36,675	201,848
December 31, 2020	192,495	32,017	224,512
Proved Undeveloped Reserves
December 31, 2019	65,030	28,548	93,578
December 31, 2020	96,701	32,069	128,770

	Natural Gas (MMcf)
	Diamondback Historical	QEP Historical	Diamondback Pro Forma Combined
Proved Developed and Undeveloped Reserves:
As of December 31, 2019	1,118,811	373,316	1,492,127
Extensions and discoveries	316,035	153	316,188
Revisions of previous estimates	300,160	27,570	327,730
Purchase of reserves in place	3,512	—	3,512
Divestitures	(905)	(253)	(1,158)
Production	(130,549)	(32,508)	(163,057)

As of December 31, 2020	1,607,064	368,278	1,975,342

Proved Developed Reserves:
December 31, 2019	824,760	216,992	1,041,752
December 31, 2020	1,085,035	184,964	1,269,999
Proved Undeveloped Reserves
December 31, 2019	294,051	156,324	450,375
December 31, 2020	522,029	183,314	705,343

Standardized Measure of Discounted Future Net Cash Flows

The following table presents the pro forma combined standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves as of December 31, 2020:

	December 31, 2020
	Diamondback Historical	QEP Historical	Reclass Adjustments	Diamondback Pro Forma Combined
	(In millions)
Future cash inflows	$32,173	$9,657	$—	$41,830
Future development costs	(3,585)	(1,671)	—	(5,256)
Future production costs	(10,763)	(4,729)	517	(14,975)
Future production taxes	(2,354)	—	(517)	(2,871)
Future income tax expenses	(727)	(295)	—	(1,022)

Future net cash flows	14,744	2,962	—	17,706
10% discount to reflect timing of cash flows	(7,986)	(1,427)	—	(9,413)

Standardized measure of discounted future net cash flows	$6,758	$1,535	$—	$8,293

Sources of Change in Discounted Future Net Cash Flows

The principal changes in the pro forma combined standardized measure of discounted future net cash flows relating to proved reserves for the year ended December 31, 2020 are as follows:

	Year Ended December 31, 2020
	Diamondback Historical	QEP Historical	Diamondback Pro Forma Combined
		(In millions)
Standardized measure of discounted future net cash flows at the beginning of the period	$10,184	$2,676	$12,860
Sales of oil and gas, net of production costs	(2,225)	(428)	(2,653)
Acquisitions of reserves	30	—	30
Divestitures of reserves	(4)	(2)	(6)
Extensions and discoveries, net of future development costs	1,514	2	1,516
Previously estimated development costs incurred during the period	704	256	960
Net changes in prices and production costs	(5,273)	(2,136)	(7,409)
Changes in estimated future development costs	526	419	945
Revisions of previous quantity estimates	(462)	160	(302)
Accretion of discount	1,126	311	1,437
Net change in income taxes	807	277	1,084
Net changes in timing of production and other	(169)	—	(169)

Standardized measure of discounted future net cash flows at the end of the period	$6,758	$1,535	$8,293